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                                                                    EXHIBIT 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

         Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who as consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

         This Form 10-K is incorporated by reference into the following previously filed registration statements of Global Power Equipment Group Inc. ("Global"): Registration Statements filed on Form S-8: Nos. 333-64510 and 333-100926 (collectively, the "Registration Statements") and, for purposes of determining liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

         On April 8, 2002, Global terminated its relationship with Arthur Andersen LLP ("Arthur Andersen") as Global's independent public accountants and engaged PricewaterhouseCoopers LLP as its independent public accountants. After reasonable efforts, Global was unable to obtain Arthur Andersen's written consent to incorporate by reference into the Registration Statements Arthur Andersen's audit report regarding Global's financial statements as of and for the years ended December 30, 2000 and December 29, 2001. Under these circumstances, Rule 437a under the Securities Act and Rule 2-02 of Regulation S-X promulgated by the Securities and Exchange Commission permit Global to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will have no liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, purchasers of securities under the Registration Statements would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act. However, to the extent provided in Section 11(b)(3)(C) of the Securities Act, other persons who are liable under Section 11(a) of the Securities Act, including Global's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.